                                                                    EXHIBIT 99.1

                                                                                      Page
                                                                                     Numbers
                                                                                     -------
The following financial statements of AGCO and its subsidiaries for the year ended December 31, 2000 are included herein.


Report of Independent Public Accountants                                                 1

Consolidated Statements of Operations for the years ended December 31, 2000,
1999 and 1998                                                                            2

Consolidated Balance Sheets as of December 31, 2000 and 1999                             3

Consolidated Statements of Stockholders' Equity for the years ended December 31,
2000, 1999 and 1998                                                                      4

Consolidated Statements of Cash Flows for the years ended December 31, 2000,
1999 and 1998                                                                            5

Notes to Consolidated Financial Statements                                               6


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AGCO Corporation:

     We have audited the accompanying consolidated balance sheets of AGCO CORPORATION AND SUBSIDIARIES as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGCO Corporation and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Atlanta, Georgia
March 29, 2001
(except with respect to the matter discussed in Note 14, as to which the date is April 17, 2001)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------------
                                                                           2000             1999             1998
                                                                         --------         --------         --------
Net sales........................................................        $2,336.1         $2,436.4         $2,970.8
Cost of goods sold...............................................         1,959.5          2,078.7          2,431.5
                                                                         --------         --------         --------
  Gross profit...................................................           376.6            357.7            539.3
Selling, general and administrative expenses.....................           228.2            233.2            274.3
Engineering expenses.............................................            45.6             44.6             56.1
Restructuring and other infrequent expenses......................            21.9             24.5             40.0
Amortization of intangibles......................................            15.1             14.8             13.2
                                                                         --------         --------         --------
  Income from operations.........................................            65.8             40.6            155.7
Interest expense, net............................................            46.6             57.6             67.7
Other expense, net...............................................            33.1             15.2             13.7
                                                                         --------         --------         --------
Income (loss) before income taxes and equity in net earnings
  of affiliates..................................................           (13.9)           (32.2)            74.3
Income tax provision (benefit)...................................            (7.6)           (10.2)            27.5
                                                                         --------         --------         --------
Income (loss) before equity in net earnings of affiliates........            (6.3)           (22.0)            46.8
Equity in net earnings of affiliates.............................             9.8             10.5             13.8
                                                                         --------         --------         --------
Net income (loss)................................................        $    3.5         $  (11.5)        $   60.6
                                                                         ========         ========         ========
Net income (loss) per common share:
  Basic..........................................................        $   0.06         $  (0.20)        $   1.01
  Diluted........................................................        $   0.06         $  (0.20)        $   0.99
Weighted average shares outstanding:
  Basic..........................................................            59.2             58.7             59.7
                                                                         ========         ========         ========
  Diluted........................................................            59.7             58.7             61.2
                                                                         ========         ========         ========

          See accompanying notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   13.3   $   19.6
  Accounts and notes receivable, net........................     602.9      758.2
  Inventories, net..........................................     531.1      561.1
  Other current assets......................................      93.0       77.2
                                                              --------   --------
          Total current assets..............................   1,240.3    1,416.1
Property, plant and equipment, net..........................     316.2      310.8
Investments in affiliates...................................      85.3       93.6
Other assets................................................     176.0      140.1
Intangible assets, net......................................     286.4      312.6
                                                              --------   --------
          Total assets......................................  $2,104.2   $2,273.2
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  244.4   $  244.2
  Accrued expenses..........................................     357.6      378.1
  Other current liabilities.................................      34.4       29.8
                                                              --------   --------
          Total current liabilities.........................     636.4      652.1
Long-term debt..............................................     570.2      691.7
Postretirement health care benefits.........................      27.5       25.4
Other noncurrent liabilities................................      80.2       74.9
                                                              --------   --------
          Total liabilities.................................   1,314.3    1,444.1
                                                              --------   --------
Commitments and Contingencies (Note 11)
Stockholders' Equity:
  Common stock; $0.01 par value, 150,000,000 shares
     authorized, 59,589,428 and 59,579,559 shares issued and
     outstanding in 2000 and 1999, respectively.............       0.6        0.6
  Additional paid-in capital................................     427.1      427.7
  Retained earnings.........................................     622.9      621.9
  Unearned compensation.....................................      (1.4)      (5.1)
  Accumulated other comprehensive income (loss).............    (259.3)    (216.0)
                                                              --------   --------
          Total stockholders' equity........................     789.9      829.1
                                                              --------   --------
          Total liabilities and stockholders' equity........  $2,104.2   $2,273.2
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                              ACCUMULATED OTHER COMPREHENSIVE
                                                                                                       INCOME (LOSS)
                                                                                          ----------------------------------------
                                                                                          ADDITIONAL                  ACCUMULATED
                                COMMON STOCK       ADDITIONAL                              MINIMUM     CUMULATIVE        OTHER
                             -------------------    PAID-IN     RETAINED     UNEARNED      PENSION     TRANSLATION   COMPREHENSIVE
                               SHARES     AMOUNT    CAPITAL     EARNINGS   COMPENSATION   LIABILITY    ADJUSTMENT    INCOME (LOSS)
                             ----------   ------   ----------   --------   ------------   ----------   -----------   -------------
Balance, December 31,
  1997.....................  62,972,423    $0.6      $515.0      $577.6       $(20.0)       $ 0.0        $ (81.6)       $ (81.6)
  Net income...............          --      --          --        60.6           --           --             --             --
  Repurchases of common
    stock..................  (3,487,200)     --       (88.1)         --           --           --             --             --
  Stock options
    exercised..............      50,698      --         0.4          --           --           --             --             --
  Common stock dividends
    ($0.04 per common
      share)...............          --      --          --        (2.4)          --           --             --             --
  Amortization of unearned
    compensation...........          --      --          --          --          8.9           --             --             --
  Change in cumulative
    translation
    adjustment.............          --      --          --          --           --           --           11.1           11.1
                             ----------    ----      ------      ------       ------        -----        -------        -------
Balance, December 31,
  1998.....................  59,535,921     0.6       427.3       635.8        (11.1)          --          (70.5)         (70.5)
  Net loss.................          --      --          --       (11.5)          --           --             --             --
  Issuance of restricted
    stock..................      26,500      --         0.2          --         (0.2)          --             --             --
  Stock options
    exercised..............      17,138      --         0.2          --           --           --             --             --
  Common stock dividends
    ($0.04 per common
      share)...............          --      --          --        (2.4)          --           --             --             --
  Amortization of unearned
    compensation...........          --      --          --          --          6.2           --             --             --
  Change in cumulative
    translation
    adjustment.............          --      --          --          --           --           --         (145.5)        (145.5)
                             ----------    ----      ------      ------       ------        -----        -------        -------
Balance, December 31,
  1999.....................  59,579,559     0.6       427.7       621.9         (5.1)          --         (216.0)        (216.0)
  Net income...............          --      --          --         3.5           --           --             --             --
  Forfeitures of restricted
    stock..................     (29,833)     --        (0.9)         --          0.2           --             --             --
  Stock options
    exercised..............      39,702      --         0.3          --           --           --             --             --
  Common stock dividends
    ($0.04 per common
      share)...............          --      --          --        (2.5)          --           --             --             --
  Amortization of unearned
    compensation...........          --      --          --          --          3.5           --             --             --
  Additional minimum
    pension liability......          --      --          --          --           --         (2.8)            --           (2.8)
  Change in cumulative
    translation
    adjustment.............          --      --          --          --           --           --          (40.5)         (40.5)
                             ----------    ----      ------      ------       ------        -----        -------        -------
Balance, December 31,
  2000.....................  59,589,428    $0.6      $427.1      $622.9       $ (1.4)       $(2.8)       $(256.5)       $(259.3)
                                           ====      ======      ======       ======        =====        =======        =======


                                 TOTAL
                             STOCKHOLDERS'   COMPREHENSIVE
                                EQUITY       INCOME (LOSS)
                             -------------   -------------
Balance, December 31,
  1997.....................     $ 991.6
  Net income...............        60.6         $  60.6
  Repurchases of common
    stock..................       (88.1)
  Stock options
    exercised..............         0.4
  Common stock dividends
    ($0.04 per common
      share)...............        (2.4)
  Amortization of unearned
    compensation...........         8.9
  Change in cumulative
    translation
    adjustment.............        11.1            11.1
                                -------         -------
Balance, December 31,
  1998.....................       982.1            71.7
                                                =======
  Net loss.................       (11.5)          (11.5)
  Issuance of restricted
    stock..................          --
  Stock options
    exercised..............         0.2
  Common stock dividends
    ($0.04 per common
      share)...............        (2.4)
  Amortization of unearned
    compensation...........         6.2
  Change in cumulative
    translation
    adjustment.............      (145.5)         (145.5)
                                -------         -------
Balance, December 31,
  1999.....................       829.1          (157.0)
                                                =======
  Net income...............         3.5             3.5
  Forfeitures of restricted
    stock..................        (0.7)
  Stock options
    exercised..............         0.3
  Common stock dividends
    ($0.04 per common
      share)...............        (2.5)
  Amortization of unearned
    compensation...........         3.5
  Additional minimum
    pension liability......        (2.8)           (2.8)
  Change in cumulative
    translation
    adjustment.............       (40.5)          (40.5)
                                -------         -------
Balance, December 31,
  2000.....................     $ 789.9         $ (39.8)
                                =======         =======

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
Cash flows from operating activities:
  Net income (loss).........................................  $   3.5   $ (11.5)  $  60.6
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
  Depreciation and amortization.............................     51.6      55.8      57.6
  Amortization of intangibles...............................     15.1      14.8      13.2
  Amortization of unearned compensation.....................      3.0       6.2       8.9
  Equity in net earnings of affiliates, net of cash
     received...............................................     (0.1)      2.4      (3.3)
  Deferred income tax benefit...............................    (37.6)    (47.2)    (22.4)
  Loss on write-down of property, plant and equipment.......      1.3      14.9        --
  Changes in operating assets and liabilities, net of
     effects from purchase/sale of businesses:
     Accounts and notes receivable, net.....................    127.8     194.3      17.7
     Inventories, net.......................................     23.7      72.1     (17.3)
     Other current and noncurrent assets....................     (9.9)    (20.3)     (1.2)
     Accounts payable.......................................     (0.6)    (38.5)    (87.7)
     Accrued expenses.......................................     (7.8)     (3.5)    (15.0)
     Other current and noncurrent liabilities...............      4.4      (5.8)      0.1
                                                              -------   -------   -------
          Total adjustments.................................    170.9     245.2     (49.4)
                                                              -------   -------   -------
          Net cash provided by operating activities.........    174.4     233.7      11.2
                                                              -------   -------   -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................    (57.7)    (44.2)    (61.0)
  Proceeds from sale/leaseback of property..................       --      18.7        --
  Sale/(purchase) of businesses, net........................    (10.0)      6.0     (60.6)
  Investments in unconsolidated affiliates..................     (2.0)     (1.1)       --
                                                              -------   -------   -------
          Net cash used for investing activities............    (69.7)    (20.6)   (121.6)
                                                              -------   -------   -------
Cash flows from financing activities:
  Proceeds from long-term debt..............................    413.3     536.1     984.4
  Repayments of long-term debt..............................   (520.8)   (740.8)   (798.9)
  Proceeds from issuance of common stock....................      0.3        --       0.4
  Repurchases of common stock...............................       --        --     (88.1)
  Dividends paid on common stock............................     (2.5)     (2.4)     (2.4)
                                                              -------   -------   -------
          Net cash provided by (used for) financing
            activities......................................   (109.7)   (207.1)     95.4
                                                              -------   -------   -------
  Effect of exchange rate changes on cash and cash
     equivalents............................................     (1.3)     (2.3)     (0.3)
                                                              -------   -------   -------
Increase (decrease) in cash and cash equivalents............     (6.3)      3.7     (15.3)
Cash and cash equivalents, beginning of period..............     19.6      15.9      31.2
                                                              -------   -------   -------
Cash and cash equivalents, end of period....................  $  13.3   $  19.6   $  15.9
                                                              =======   =======   =======

          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     AGCO Corporation ("AGCO" or the "Company") is a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. The Company sells a full range of agricultural equipment, including tractors, combines, hay tools, sprayers, forage equipment and implements. The Company's products are widely recognized in the agricultural equipment industry and are marketed under the following brand names: AGCO Allis, Massey Ferguson, Hesston, White, GLEANER, New Idea, AGCOSTAR, Tye, Farmhand, Glencoe, Fendt, Spra-Coupe and Willmar. The Company distributes its products through a combination of approximately 7,750 independent dealers, distributors, associates and licensees. In addition, the Company provides retail financing in North America, the United Kingdom, France, Germany, Spain, Ireland and Brazil through its retail finance joint ventures with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland" (the "Retail Finance Joint Ventures").

BASIS OF PRESENTATION

     The consolidated financial statements represent the consolidation of all majority owned companies. The Company records all affiliate companies representing a 20%-50% ownership using the equity method of accounting. Other investments representing an ownership of less than 20% are recorded at cost. All significant intercompany transactions have been eliminated to arrive at the consolidated financial statements.

     Certain prior period amounts have been reclassified to conform with the current period presentation. These reclassifications include the reclassification of shipping and handling fees and costs in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs."

REVENUE RECOGNITION

     Sales of equipment and replacement parts are recorded by the Company when shipped and title and all risks of ownership have been transferred to the independent dealer, distributor or other customer. Payment terms vary by market and product with fixed payment schedules on all sales. The Company does not offer consignment terms on any of its products. The terms of sale generally require that a purchase order accompany all shipments. Title passes to the dealer or distributor upon shipment and the risk of loss from damage, theft or destruction of the equipment is the responsibility of the dealer or distributor. The dealer or distributor may not return equipment or replacement parts while its contract with the Company is in force. Replacement parts may be returned only under promotional annual return programs. Provisions for returns under these programs are made at the time of sale based on the terms of the program and historical returns experience. The Company may provide certain sales incentives to dealers and distributors. Provisions for sales incentives are made at the time of sale for existing incentive programs. These provisions are revised in the event of subsequent modification to the incentive program.

     In the United States and Canada, all equipment sales are immediately due upon a retail sale of the equipment by the dealer. If not already paid by the dealer in the United States and Canada, installment payments are required generally beginning 7 to 13 months after shipment with the remaining outstanding equipment balance generally due within 12 to 24 months of shipment. Interest is generally charged on the outstanding balance 4 to 13 months after shipment. Sales terms of some highly seasonal products provide for payment and due dates based on a specified date during the year regardless of the shipment date. Payment in full for equipment in the United States and Canada are made on average within twelve months of shipment. Sales of replacement parts are generally payable within 30 days of shipment with terms for some larger seasonal stock orders generally payable within 6 months of shipment.

                                AGCO CORPORATION

     In other international markets, equipment sales are payable in full within 30 to 180 days of shipment. Payment terms for some highly seasonal products have a specific due date during the year regardless of the shipment date. Sales of replacement parts are generally payable within 30 days of shipment with terms for some larger seasonal stock orders generally payable within 6 months of shipment.

     In certain markets, particularly in North America, there is a time lag, which varies based on the timing and level of retail demand, between the date the Company records a sale and when the dealer sells the equipment to a retail customer.

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries are translated into U.S. currency in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Assets and liabilities are translated to U.S. dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are included in "Accumulated other comprehensive income" in stockholders' equity. Gains and losses which result from foreign currency transactions are included in the accompanying consolidated statements of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates made by management primarily relate to receivable and inventory allowances and certain accrued liabilities, principally relating to reserves for volume discounts and sales incentives, warranty and insurance.

CASH AND CASH EQUIVALENTS

     The Company considers all investments with an original maturity of three months or less to be cash equivalents.

ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable arise from the sale of equipment and replacement parts to independent dealers, distributors or other customers. Payments due under the Company's terms of sale are not contingent upon the sale of the equipment by the dealer or distributor to a retail customer. Under normal circumstances, payment terms are not extended and equipment may not be returned. In certain regions including the United States and Canada, the Company is obligated to repurchase equipment and replacement parts upon cancellation of a dealer or distributor contract. These obligations are required by national, state or provincial laws and require the Company to repurchase dealer or distributor's unsold inventory, including inventory for which the receivable has already been paid.

     For sales outside of the United States and Canada, the Company does not normally charge interest on outstanding receivables with its dealers and distributors. In the United States and Canada, where approximately 28% of the Company's net sales were generated in 2000, interest is charged at or above prime lending rates on outstanding receivable balances after interest-free periods. These interest-free periods vary by product and range from 1 to 12 months with the exception of certain seasonal products which bear interest after various periods depending on the timing of shipment and the dealer or distributor's sales during the preceding year. For the year ended December 31, 2000, 20.7%, 5.2%, 1.3% and 0.8% of the Company's net sales had maximum interest-free periods ranging from 1 to 6 months, 7 to 12 months, 13 to 20 months and 21 months or

                                AGCO CORPORATION
more, respectively. Actual interest-free periods are shorter than above because the equipment receivable in the United States and Canada is due immediately upon sale of the equipment by the dealer or distributor to a retail customer. Under normal circumstances, interest is not forgiven and interest-free periods are not extended.

     Accounts and notes receivable are shown net of allowances for sales incentive discounts available to dealers and for doubtful accounts. Accounts and notes receivable allowances at December 31, 2000 and 1999 were as follows (in millions):

                                                              2000    1999
                                                              -----   -----
Sales incentive discounts...................................  $54.9   $53.6
Doubtful accounts...........................................   43.4    43.0
                                                              -----   -----
                                                              $98.3   $96.6
                                                              =====   =====

     The Company occasionally transfers certain accounts receivable to various financial institutions. The Company records such transfers as sales of accounts receivable when it is considered to have surrendered control of such receivables under the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventory balances at December 31, 2000 and 1999 were as follows (in millions):

                                                               2000     1999
                                                              ------   ------
Finished goods..............................................  $233.0   $248.4
Repair and replacement parts................................   222.2    229.3
Work in process, production parts and raw materials.........   143.6    154.6
                                                              ------   ------
Gross inventories...........................................   598.8    632.3
Allowance for surplus and obsolete inventories..............   (67.7)   (71.2)
                                                              ------   ------
Inventories, net............................................  $531.1   $561.1
                                                              ======   ======

                                AGCO CORPORATION

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of 10 to 40 years for buildings and improvements, three to 15 years for machinery and equipment and three to 10 years for furniture and fixtures. Expenditures for maintenance and repairs are charged to expense as incurred.

     Property, plant and equipment at December 31, 2000 and 1999 consisted of the following (in millions):

                                                               2000      1999
                                                              -------   -------
Land........................................................  $  39.1   $  40.0
Buildings and improvements..................................    104.6     101.3
Machinery and equipment.....................................    258.0     263.1
Furniture and fixtures......................................     55.3      47.4
                                                              -------   -------
Gross property, plant and equipment.........................    457.0     451.8
Accumulated depreciation and amortization...................   (140.8)   (141.0)
                                                              -------   -------
Property, plant and equipment, net..........................  $ 316.2   $ 310.8
                                                              =======   =======

INTANGIBLE ASSETS

     Intangible assets at December 31, 2000 and 1999 consisted of the following (in millions):

                                                               2000     1999
                                                              ------   ------
Goodwill....................................................  $285.0   $284.4
Trademarks..................................................    66.0     66.0
Other.......................................................     4.9      4.0
Accumulated amortization....................................   (69.5)   (41.8)
                                                              ------   ------
Intangible assets, net......................................  $286.4   $312.6
                                                              ======   ======

     The excess of cost over net assets acquired ("goodwill") is being amortized to income on a straight-line basis over periods ranging from 10 to 40 years. The Company also assigned values to certain acquired trademarks which are being amortized to income on a straight-line basis over 40 years.

     The Company periodically reviews the carrying values assigned to goodwill and other intangible assets based on expectations of future cash flows and operating income generated by the underlying tangible assets.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the undiscounted future cash flows estimated to be generated by the asset are not sufficient to recover the unamortized balance of the asset. An impairment loss would be recognized based on the difference between the carrying values and estimated fair value. The estimated fair value will be determined based on either the discounted future cash flows or other appropriate fair value methods with the amount of any such deficiency charged to income in the current year. If the asset being tested for recoverability was acquired in a business combination, intangible assets resulting from the acquisition that are related to the asset are included in the assessment. Estimates of future cash flows are based on many factors, including current operating results, expected market trends and competitive influences. The Company also evaluates the amortization periods assigned to its intangible assets to determine whether events or changes in circumstances warrant revised estimates of useful lives.

                                AGCO CORPORATION

ACCRUED EXPENSES

     Accrued expenses at December 31, 2000 and 1999 consisted of the following (in millions):

                                                               2000     1999
                                                              ------   ------
Reserve for volume discounts and sales incentives...........  $ 87.5   $ 88.2
Warranty reserves...........................................    58.7     66.1
Accrued employee compensation and benefits..................    58.2     49.9
Accrued taxes...............................................    30.0     46.8
Other.......................................................   123.2    127.1
                                                              ------   ------
                                                              $357.6   $378.1
                                                              ======   ======

WARRANTY RESERVES

     The Company's agricultural equipment products are generally under warranty against defects in material and workmanship for a period of one to four years. The Company accrues for future warranty costs at the time of sale based on historical warranty experience.

INSURANCE RESERVES

     Under the Company's insurance programs, coverage is obtained for significant liability limits as well as those risks required to be insured by law or contract. It is the policy of the Company to self-insure a portion of certain expected losses related primarily to workers' compensation and comprehensive general, product and vehicle liability. Provisions for losses expected under these programs are recorded based on the Company's estimates of the aggregate liabilities for the claims incurred.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses are expensed as incurred and are included in Engineering expenses in the Consolidated Statements of Operations.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. Cooperative advertising costs are normally expensed at the time the revenue is earned. Advertising expenses for the years ended December 31, 2000, 1999, and 1998 totaled approximately $7.9 million, $7.6 million and $9.5 million, respectively.

SHIPPING AND HANDLING EXPENSES

     The Company accounts for shipping and handling fees and costs in accordance with EITF 00-10. All shipping and handling fees charged to customers are included as a component of net sales. Shipping and handling costs are included as a part of cost of goods sold, with the exception of certain handling costs included in selling, general and administrative expenses in the amount of $11.1 million, $11.9 million and $12.6 million for 2000, 1999 and 1998, respectively.

                                AGCO CORPORATION

INTEREST EXPENSE, NET

     Interest expense, net for the years ended December 31, 2000, 1999 and 1998 consisted of the following:

                                                               2000     1999     1998
                                                              ------   ------   ------
Interest expense............................................  $ 60.3   $ 71.4   $ 81.5
Interest income.............................................   (13.7)   (13.8)   (13.8)
                                                              ------   ------   ------
                                                              $ 46.6   $ 57.6   $ 67.7
                                                              ======   ======   ======

NET INCOME PER COMMON SHARE

     The computation, presentation and disclosure requirements for earnings per share are presented in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during each period. Diluted earnings per share assumes exercise of outstanding stock options and vesting of restricted stock into common stock during the periods outstanding when the effects of such assumptions are dilutive.

     A reconciliation of net income (loss) and the weighted average number of common and common equivalent shares outstanding used to calculate basic and diluted net income (loss) per common share for the years ended December 31, 2000, 1999 and 1998 is as follows (in millions, except per share data):

                                                              2000     1999    1998
                                                              -----   ------   -----
Basic Earnings Per Share
  Weighted average number of common shares outstanding......   59.2     58.7    59.7
                                                              =====   ======   =====
Net income (loss)...........................................  $ 3.5   $(11.5)  $60.6
                                                              =====   ======   =====
  Net income (loss) per share...............................  $0.06   $(0.20)  $1.01
                                                              =====   ======   =====
Diluted Earnings Per Share
  Weighted average number of common shares outstanding......   59.2     58.7    59.7
  Shares issued upon assumed vesting of restricted stock....    0.4       --     1.3
  Shares issued upon assumed exercise of outstanding stock
     options................................................    0.1       --     0.2
                                                              -----   ------   -----
  Weighted average number of common and common equivalent
     shares outstanding.....................................   59.7     58.7    61.2
                                                              =====   ======   =====
Net income (loss)...........................................  $ 3.5   $(11.5)  $60.6
                                                              =====   ======   =====
Net income (loss) per share.................................  $0.06   $(0.20)  $0.99
                                                              =====   ======   =====

     Stock options to purchase 1.4 million, 1.1 million, and 0.5 million shares during 2000, 1999 and 1998, respectively, were outstanding but not included in the calculation of weighted average shares outstanding because the option exercise prices were higher than the market price of the Company's common stock during the related periods.

COMPREHENSIVE INCOME

     The Company reports comprehensive income, defined as the total of net income and all other nonowner changes in equity and the components thereof in the Consolidated Statements of Stockholders' Equity.

FINANCIAL INSTRUMENTS

     The carrying amount of long-term debt under the Company's revolving credit facility (Note 7) approximates fair value based on the borrowing rates currently available to the Company for loans with similar

                                AGCO CORPORATION
terms and average maturities. At December 31, 2000, the estimated fair value of the Company's 8.5% Senior Subordinated Notes (Note 7), based on its listed market value, was $223.9 million compared to the carrying value of $248.6 million.

     The Company enters into foreign exchange forward contracts to hedge the foreign currency exposure of certain receivables, payables and committed purchases and sales. These contracts are for periods consistent with the exposure being hedged and generally have maturities of one year or less. At December 31, 2000 and 1999, the Company had foreign exchange forward contracts outstanding with gross notional amounts of $244.7 million and $348.2 million, respectively. Gains and losses on foreign exchange forward contracts are deferred and recognized in income in the same period as the hedged transaction. As such, the Company has foreign forward exchange contracts with a market value gain of approximately $1.4 million at December 31, 2000. These foreign exchange forward contracts do not subject the Company's results of operations to risk due to exchange rate fluctuations because gains and losses on these contracts generally offset gains and losses on the exposure being hedged. The Company does not enter into any foreign exchange forward contracts for speculative trading purposes.

     The Company entered into an interest rate swap contract to further minimize the effect of potential interest rate increases on floating rate debt. At December 31, 2000, the Company had an Euro denominated interest rate swap contract outstanding with a notional amount of $88.3 million. This contract has the effect of converting a portion of the Company's floating rate Euro denominated indebtedness under its revolving credit facility (Note 7) to a fixed interest rate of 5.3%. The interest rate swap contract expires on December 31, 2001. The fair value of the Company's interest rate swap agreement is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account interest and currency rates. At December 31, 2000, the Company estimates that the interest rate swap agreement has a market value of approximately $0.8 million. The Company anticipates holding the interest rate swap agreement through maturity.

     The notional amounts of foreign exchange forward contracts and the interest rate swap contract do not represent amounts exchanged by the parties and therefore are not a measure of the Company's risk. The amounts exchanged are calculated on the basis of the notional amounts and other terms of the contracts. The credit and market risks under these contracts are not considered to be significant.

     Gains or losses are reported as part of sales or cost of sales depending on whether the underlying contract was a sale or purchase of goods. If the contract does not qualify as a firm commitment in accordance with SFAS No. 52, the unrealized gains or losses on the derivative instrument are recorded immediately in earnings at fair value. If the transactional hedge is terminated, the gain or loss is recognized in income when the underlying transaction is recognized. At December 31, 2000 and 1999, all outstanding contracts were related to firm commitments.

ACCOUNTING CHANGES

     In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, providing for a one year delay of the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting treatment is met. In June 2000, the FASB issued SFAS No. 138 that amends the accounting and reporting of derivatives under SFAS No. 133 to exclude, among other things, contracts for normal purchases and normal sales. The Company adopted SFAS No. 133 on January 1, 2001. The Company has evaluated the effect of this statement on the Company's derivative instruments, which are primarily interest rate swaps and foreign currency forward

                                AGCO CORPORATION
contracts and has determined the cumulative effect as of January 1, 2001 resulted in a fair value asset, net of taxes, of approximately $0.5 million.

     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 does not change existing accounting literature on revenue recognition but rather explains the SEC's general framework for revenue recognition. The SEC subsequently released SAB 101B deferring implementation of SAB 101 to the fourth quarter of 2000. The Company has evaluated SAB 101 and believes that it is in compliance with this bulletin. As a result, this bulletin had no effect on results of operations or financial position of the Company.

     In May 2000, the EITF reached a final consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives," effective in the fourth quarter of 2000. EITF 00-14 addresses the recognition, measurement and income statement classification for sales incentives offered. It requires that an entity recognize the cost of the sales incentive at the latter of the date at which the related revenue is recorded or the date at which the sales incentive is offered. EITF 00-14 also requires that the reduction in or refund of the selling price of the product resulting from any sales incentive be classified as a reduction of revenue. The Company is in compliance with this Issue and it had no material effect on the Company's expense classifications, operations or financial position.

     In September 2000, the EITF reached a final consensus on Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 is also effective in the fourth quarter of 2000 and addresses the income statement classification of amounts charged to customers for shipping and handling, as well as costs incurred related to shipping and handling. The EITF concluded that amounts billed to a customer in a sale transaction related to shipping and handling should be classified as revenue. The EITF also concluded that if costs incurred related to shipping and handling are significant and not included in cost of sales, an entity should disclose both the amount of such costs and the line item on the income statement that includes them. In connection with this Issue, the Company reclassified certain revenue, cost of goods sold and SG&A expense amounts in all periods presented in its Statements of Operations. The reclassifications resulted in an increase in net sales of approximately $28.1, $25.4 and $31.0 for 2000, 1999 and 1998, respectively, an increase in cost of goods sold of $24.8, $21.8 and $27.4 for 2000, 1999 and 1998, respectively, and an increase to SG&A expenses of $3.3, $3.6 and $3.6 for 2000, 1999 and 1998, respectively. These reclassifications had no effect on the Company's results of operations or financial position.

     Also in September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities -- a Replacement of FASB Statement No. 125." SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 had no effect on the Company's results of operations or financial position.

2. ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

     In May 2000, the Company acquired from CNH Global N.V. ("CNH") its 50% share in Hay and Forage Industries ("HFI") for $10 million. This agreement terminated a joint venture agreement in which CNH and AGCO each owned 50% interests in HFI, thereby providing AGCO with sole ownership of the facility. HFI, located in Hesston, Kansas develops and manufactures hay and forage equipment and implements that AGCO sells under various brand names. The acquired assets and liabilities primarily consisted of technology, production inventories, property, plant and equipment related to its manufacturing

                                AGCO CORPORATION
operations, accounts payable and accrued liabilities. The financial statements of HFI, which were previously accounted for under the equity method of accounting, were consolidated with the Company's financial statements as of the date of the acquisition.

     Effective October 1, 1998, the Company acquired the net assets of the Willmar product line, a brand of agricultural self-propelled sprayers, spreaders and loaders for approximately $33 million. The acquired assets and liabilities primarily consisted of trademarks and trade names, technology, accounts receivable, inventories, property, plant and equipment related to its manufacturing operations, accounts payable and accrued expenses. Effective July 1, 1998, the Company acquired certain net assets related to the Spra-Coupe product line, a brand of self-propelled sprayers for approximately $37.2 million. The acquired assets and liabilities primarily consisted of trademarks and trade names, technology, accounts receivable, inventories, production tooling and accrued liabilities.

     The Company's acquisitions were accounted for as purchases in accordance with Accounting Principles Board Opinion ("APB") No. 16, and, accordingly, each purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values as of the acquisition dates. The purchase price allocation for certain past acquisitions included liabilities associated with certain costs to integrate the acquired businesses into the Company's operations. In connection with the acquisition of Xaver Fendt GmbH in 1997, the Company established liabilities primarily related to severance and other costs associated with the planned closure of certain sales and marketing offices and parts distribution operations. The Spra-Coupe and Willmar acquisition liabilities related to employee relocation and other costs to integrate production into one manufacturing facility. The activity related to these liabilities is summarized in the following table.

                                                                                             BALANCE AT
                                  LIABILITIES   INCURRED   INCURRED   INCURRED   INCURRED   DECEMBER 31,
                                  ESTABLISHED     1997       1998       1999       2000         2000
                                  -----------   --------   --------   --------   --------   ------------
Deutz Argentina headcount
  reduction.....................     $ 2.8        $2.8       $ --       $ --       $ --         $ --
Fendt sales office closure......       2.6          --        1.1        0.9        0.6           --
Fendt parts distribution
  closure.......................       4.5          --         --        0.9        0.3          3.3
Willmar/Spra-Coupe
  integration...................       0.6          --        0.2        0.2        0.2           --
                                     -----        ----       ----       ----       ----         ----
                                     $10.5        $2.8       $1.3       $2.0       $1.1         $3.3
                                     =====        ====       ====       ====       ====         ====

DISPOSITIONS

     Effective February 5, 1999, the Company sold its manufacturing plant in Haedo, Argentina (the "Haedo Sale") for approximately $19.0 million. The Company received $12.3 million of the purchase price in December 1998 in the form of a deposit and received the remaining balance in December 1999. The Haedo Sale included property, plant and equipment at the facility in addition to the transfer of hourly and salaried manufacturing employees. The Haedo Sale had no material impact to the Company's 1999 results of operations.

PENDING ACQUISITION

     In November 2000, AGCO entered into an agreement to acquire Ag-Chem Equipment Company, Inc. ("Ag-Chem"), a leading manufacturer and distributor of self-propelled fertilizer and chemical sprayers for pre-emergent and post-emergent applications. Ag-Chem had sales of $299 million for the year ended September 30, 2000. The merger agreement provides that AGCO will acquire Ag-Chem and all of the outstanding Ag-Chem common stock in exchange for a combination of cash and shares of AGCO common stock. The value of this combination will be $25.80 per share of Ag-Chem common stock for total merger

                                AGCO CORPORATION
consideration of approximately $247 million. The combination of cash and stock is dependent on the value of AGCO common stock at the closing date, but the amount of common stock that AGCO will issue is limited to 11,800,000 shares. The transaction is subject to approval from Ag-Chem shareholders and is expected to close in April of 2001.

3. RESTRUCTURING AND OTHER INFREQUENT EXPENSES

     The Company recorded restructuring and other infrequent expenses of $21.9 million, $24.5 million and $40 million in 2000, 1999 and 1998, respectively. The 2000 expense consisted of $24.9 million associated with the closure of certain manufacturing facilities in the United States and Argentina and a credit of $3.0 million related to the reversal of reserves established in 1997. The 1999 expense also related to the manufacturing facility closures. The 1998 expense was primarily related to the reduction in the Company's worldwide workforce.

MANUFACTURING FACILITY CLOSURES

     In the second quarter of 2000, the Company announced its plan to permanently close its combine manufacturing facility in Independence, Missouri and relocate existing production to the Company's Hesston, Kansas manufacturing facility. In the fourth quarter of 1999, the Company announced closure of the Company's Coldwater, Ohio; Lockney, Texas; and Noetinger, Argentina manufacturing facilities. The majority of production in these facilities is being relocated to other existing AGCO facilities and the remaining production is being outsourced to third party suppliers. The Company closed the Coldwater plant in 1999 and the Independence, Lockney and Noetinger plants in 2000. The Company believes that closure of these facilities did not have a significant impact on 2000 or 1999 revenues. In connection with these closures, the Company recorded restructuring and other infrequent expenses of $24.9 million in 2000 and $24.5 million in 1999. The components of the expenses are summarized in the following table:

                                                                                   BALANCE AT
                                                   1999       2000     EXPENSES   DECEMBER 31,
                                                 EXPENSES   EXPENSES   INCURRED       2000
                                                 --------   --------   --------   ------------
Employee severance.............................   $ 1.9      $ 6.9      $ 6.9         $1.9
Facility closure costs.........................     7.7        5.4        9.2          3.9
Write-down of property, plant and equipment,
  net of recoveries............................    14.9        1.3       16.2           --
Production transition costs....................      --       11.3       11.3           --
                                                  -----      -----      -----         ----
                                                  $24.5      $24.9      $43.6         $5.8
                                                  =====      =====      =====         ====

     The severance costs relate to the termination of approximately 1,050 employees, substantially all of which had been terminated at December 31, 2000. The facility closure costs include employee costs and other exit costs to be incurred after operations ceased in addition to noncancelable operating lease obligations. The write-down of property, plant and equipment represents the impairment of assets resulting from the facility closures and was based on the estimated fair value of the assets compared to their carrying value. The write-down consisted of $0.5 million in 2000 and $7.0 million in 1999 related to machinery and equipment and $0.8 million in 2000 and $7.9 million in 1999 for building and improvements. The write-down, net of recoveries, consisted of $11.6 million related to Coldwater, $1.9 million related to Independence and $2.7 million related to Noetinger. The estimated fair value of the equipment and buildings was determined based on current conditions in the applicable markets. The machinery, equipment and tooling have been or will be disposed of within a year and the buildings and improvements are currently being marketed for sale. The production transition costs, which are being expensed as incurred, represent costs to relocate and integrate production into other existing AGCO facilities. The remaining costs accrued at December 31, 2000 are expected to be incurred in 2001.

                                AGCO CORPORATION

1998 EXPENSE

     In 1998, the Company recorded restructuring and other infrequent expenses of $40.0 million primarily related to severance and related costs associated with the reduction in the Company's worldwide permanent workforce of approximately 1,400 employees. The components of the restructuring expenses are as follows:

                                                                                BALANCE AT
                                                           1998     EXPENSES   DECEMBER 31,
                                                          EXPENSE   INCURRED       2000
                                                          -------   --------   ------------
Severance...............................................   $29.0     $27.8         $1.2
Pension and postretirement benefits.....................     7.2       7.2           --
Write-down of assets....................................     3.8       3.8           --
                                                           -----     -----         ----
                                                           $40.0     $38.8         $1.2
                                                           =====     =====         ====

     The pension and postretirement benefits were related to costs associated with the terminated employees. The write-down of assets related to the cancellation of systems projects in order to reduce headcount and future expenses. The Company expects the remaining reserve balance to be utilized in 2001.

1997 EXPENSE

     In 1997, the Company recorded restructuring and other infrequent expenses of $18.2 million which consisted of (i) $15.0 million related to the restructuring of the Company's European operations and the integration of the Deutz Argentina and Fendt operations, acquired in December 1996 and January 1997, respectively, and (ii) $3.2 million related to executive severance. The costs associated with the restructuring and integration activities primarily related to the centralization and rationalization of certain manufacturing, selling and administrative functions in addition to the rationalization of a small portion of the Company's European dealer network. The components of the expense are as follows:

                                                                                   BALANCE AT
                                                   1997     EXPENSES   RESERVES   DECEMBER 31,
                                                  EXPENSE   INCURRED   RELEASED       2000
                                                  -------   --------   --------   ------------
Executive severance.............................   $ 3.2     $ 3.2       $ --         $ --
Other severance.................................     9.5       9.5         --           --
Other restructuring costs.......................     0.5       0.5         --           --
Dealer termination costs........................     5.0       2.0        3.0           --
                                                   -----     -----       ----         ----
                                                   $18.2     $15.2       $3.0         $ --
                                                   =====     =====       ====         ====

     In 2000, the Company reversed $3.0 million of restructuring expenses related to dealer termination costs. While it is possible the Company could still incur costs associated with these dealer terminations, the Company believes that it is no longer probable these costs will be incurred.

4. ACCOUNTS RECEIVABLE SECURITIZATION

     In January 2000, the Company entered into a $250 million asset backed securitization facility whereby certain U.S. wholesale accounts receivables are sold on a revolving basis through a wholly-owned special purpose subsidiary to a third party (the "Securitization Facility"). The Company initially funded $200 million under the Securitization Facility and has maintained this level of funding through subsequent receivable sales. The proceeds from the funding were used to reduce outstanding borrowings under the Company's revolving credit facility. In conjunction with the closing of the securitization transaction, the Company recorded an initial one-time $8.0 million loss in the first quarter of 2000. The initial loss consists of $7.1 million for the difference between the current and future value of the receivables sold and related transaction expenses and $0.9 million for the write-off of certain unamortized debt issuance costs due to the reduction in the lending

                                AGCO CORPORATION
commitment of the Company's revolving credit facility. The Company recorded losses totaling $20.3 million in 2000, including the loss of $7.1 million related to the initial funding of the Securitization Facility and $13.2 million related to subsequent sales of receivables provided on a revolving basis. The losses are determined by calculating the estimated present value of the receivables sold compared to their carrying amount. The present value is based on historical collection experience and a discount rate representing a spread over LIBOR as prescribed under the terms of the Securitization Facility. For 2000, the losses were based on an average liquidation period of the portfolio of approximately 6.2 months and an average discount rate, net of estimated interest income, of 5.2%.

     The Securitization Facility allows for the Company to sell eligible U.S. wholesale accounts receivables on a revolving basis. At December 31, 2000, the unpaid balance of accounts receivable sold were approximately $267.4 million. Of this amount, approximately $6.2 million was past due at December 31, 2000. The Company continues to service these receivables and maintains a retained interest in the receivables. The Company received approximately $2.6 million in servicing fees in 2000. The Company has not recorded a servicing asset or liability since the cost to service the receivables approximates the servicing income. The retained interest totaling approximately $67.4 million represents the excess of receivables sold to the wholly-owned special purpose entity over the amount funded to the Company. The retained interests in the receivables sold is included in the caption "Accounts and notes receivable, net" in the accompanying Consolidated Balance Sheet as of December 31, 2000. The fair value of the retained interest is approximately $65.4 million compared to the carrying amount of $67.4 million and is based on the present value of the receivables calculated in a method consistent with the losses on sales of receivables discussed above net of anticipated credit losses of approximately $7.6 million. Assuming an increase in the average liquidation period from 6.2 months to 8 months and 10 months, the fair value of the retained interest would be lower by $0.8 million and $1.7 million, respectively. Assuming an increase in discount rates, net of estimated interest income, from 5.2% to 6.2% and 7.2%, the fair value of the retained interest would be lower by $0.4 million and $0.8 million, respectively. The receivables sold are collateralized by security interests in the equipment sold to dealers. Credit losses on the receivables sold in 2000 were approximately $0.4 million. For 2000, the Company received approximately $487.3 million from the wholly-owned special purpose entity. This amount consisted of $200 million from the initial sale, $206.2 million related to proceeds from subsequent sales of receivables, $2.6 million from servicing fees and $78.5 from collections of receivables related to the Company's retained interest.

5. INVESTMENTS IN AFFILIATES

     Investments in affiliates as of December 31, 2000 and 1999 were as follows (in millions):

                                                              2000    1999
                                                              -----   -----
Retail finance joint ventures...............................  $67.7   $63.0
Manufacturing joint ventures................................    7.6    21.5
Other.......................................................   10.0     9.1
                                                              -----   -----
                                                              $85.3   $93.6

     The manufacturing joint ventures as of December 31, 2000 consisted of joint ventures with unrelated manufacturers to produce transmissions in Europe and engines in South America. At December 31, 1999, manufacturing joint ventures also included HFI, which was consolidated with the Company's financial statements since the HFI acquisition (Note 2). The other joint ventures represent minority investments in farm equipment manufacturers and licensees.

                                AGCO CORPORATION

     The Company's equity in net earnings of affiliates for 2000, 1999 and 1998 were as follows (in millions):

                                                              2000    1999    1998
                                                              -----   -----   -----
Retail Finance Joint Ventures...............................  $10.3   $11.0   $11.4
Other.......................................................   (0.5)   (0.5)    2.4
                                                              -----   -----   -----
                                                              $ 9.8   $10.5   $13.8

     The manufacturing joint ventures of the Company primarily sell their products to the joint venture partners at prices which result in operating at or near breakeven on an annual basis.

     Summarized combined financial information of the Retail Finance Joint Ventures as of and for the years ended presented were as follows (in millions):

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Total assets................................................  $1,311.0   $1,402.8
Total liabilities...........................................   1,176.0    1,276.5
Partner's equity............................................     135.0      126.3

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Revenues....................................................  $145.2   $144.1   $136.6
Costs.......................................................   112.8    109.3    102.2
                                                              ------   ------   ------
Income before income taxes..................................  $ 32.4   $ 34.8   $ 34.4
                                                              ======   ======   ======

     The majority of the assets of the Retail Finance Joint Ventures represent finance receivables. The majority of the liabilities represent notes payable and accrued interest.

6. INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The sources of income (loss) before income taxes, equity in net earnings of affiliates were as follows for the years ended December 31, 2000, 1999 and 1998 (in millions):

                                                               2000      1999    1998
                                                              -------   ------   -----
United States...............................................  $(109.3)  $(96.9)  $(9.4)
Foreign.....................................................     95.4     64.7    83.7
                                                              -------   ------   -----
Income (loss) before income taxes, equity in net earnings of affiliates................................................  $ (13.9)  $(32.2)  $74.3
                                                              =======   ======   =====

                                AGCO CORPORATION

     The provision (benefit) for income taxes by location of the taxing jurisdiction for the years ended December 31, 2000, 1999 and 1998 consisted of the following (in millions):

                                                               2000     1999     1998
                                                              ------   ------   ------
Current:
  United States:
     Federal................................................  $ (7.4)  $ (3.3)  $  0.6
     State..................................................    (0.2)      --      0.2
  Foreign...................................................    37.6     40.3     49.1
                                                              ------   ------   ------
                                                                30.0     37.0     49.9
                                                              ------   ------   ------
Deferred:
  United States:
     Federal................................................   (33.4)   (31.2)    (6.1)
     State..................................................    (5.2)    (4.1)    (0.8)
  Foreign...................................................     1.0    (11.9)   (15.5)
                                                              ------   ------   ------
                                                               (37.6)   (47.2)   (22.4)
                                                              ------   ------   ------
Provision (benefit) for income taxes........................  $ (7.6)  $(10.2)  $ 27.5
                                                              ======   ======   ======

     Certain foreign operations of the Company are subject to United States as well as foreign income tax regulations. Therefore, the preceding sources of income (loss) before income taxes by location and the provision (benefit) for income taxes by taxing jurisdiction are not directly related.

     A reconciliation of income taxes computed at the United States federal statutory income tax rate (35%) to the provision (benefit) for income taxes reflected in the Consolidated Statements of Operations for the years ended December 31, 2000, 1999 and 1998 is as follows (in millions):

                                                              2000     1999    1998
                                                              -----   ------   -----
Provision (benefit) for income taxes at United States
  federal statutory rate of 35%.............................  $(4.9)  $(11.3)  $26.0
State and local income taxes, net of federal income tax
  benefit...................................................   (4.3)    (3.9)   (0.4)
Taxes on foreign income which differ from the United States
  statutory rate............................................    0.6     (0.7)   (0.3)
Foreign losses with no tax benefit..........................    4.2      6.2     4.3
Benefit of foreign sales corporation........................     --     (0.5)   (1.3)
Other.......................................................   (3.2)      --    (0.8)
                                                              -----   ------   -----
                                                              $(7.6)  $(10.2)  $27.5
                                                              =====   ======   =====

     For 2000, the Company has included in "Other" the recognition of a United States tax credit carryback of approximately $2.0 million.

                                AGCO CORPORATION

     The significant components of the net deferred tax assets at December 31, 2000 and 1999 were as follows (in millions):

                                                               2000     1999
                                                              ------   ------
Deferred Tax Assets:
  Net operating loss carryforwards..........................  $139.0   $116.9
  Sales incentive discounts.................................    22.8     18.8
  Inventory valuation reserves..............................     8.3     10.1
  Postretirement benefits...................................     8.2      8.2
  Other.....................................................    74.1     76.3
  Valuation allowance.......................................   (71.8)   (78.8)
                                                              ------   ------
          Total deferred tax assets.........................   180.6    151.5
                                                              ------   ------
Deferred Tax Liabilities:
  Tax over book depreciation................................    24.2     46.2
  Tax over book amortization of goodwill....................    17.9     18.1
  Other.....................................................    16.3      5.0
                                                              ------   ------
          Total deferred tax liabilities....................    58.4     69.3
                                                              ------   ------
Net deferred tax assets.....................................   122.2     82.2
  Less: Current portion of deferred tax asset...............   (33.1)   (22.3)
                                                              ------   ------
Noncurrent net deferred tax assets..........................  $ 89.1   $ 59.9
                                                              ======   ======

     At December 31, 2000, the Company has recorded a net deferred tax asset of $122.2 million which is included in "Other current assets" and "Other assets" in the Consolidated Balance Sheet. Realization of the asset is dependent on generating sufficient taxable income in future periods. Management believes that it is more likely than not that the deferred tax asset will be realized. As reflected in the preceding table, the Company established a valuation allowance of $71.8 million and $78.8 million as of December 31, 2000 and 1999, respectively. The majority of the valuation allowance relates to net operating loss carryforwards in certain foreign entities where there is an uncertainty regarding their realizability and will more likely than not expire unused. The Company has net operating loss carryforwards of $354.8 million as of December 31, 2000, with expiration dates as follows: 2001 -- $25.9 million, 2002 -- $14.9 million, 2003 -- $16.6 million, 2004 -- $39.0 million, 2005 -- $24.1 million and thereafter and unlimited -- $234.3 million. The Company paid income taxes of $49.3 million, $6.1 million and $87.8 million for the years ended December 31, 2000, 1999 and 1998, respectively.

7. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 2000 and 1999 (in millions):

                                                               2000     1999
                                                              ------   ------
Revolving credit facility...................................  $314.2   $431.4
Senior Subordinated Notes...................................   248.6    248.5
Other long-term debt........................................     7.4     11.8
                                                              ------   ------
          Total long-term debt..............................  $570.2   $691.7
                                                              ======   ======

     The revolving credit facility is a multi-currency, unsecured line of credit with a current lending commitment of $800 million expiring January 2002. The lending commitment is subject to reduction by an amount equal to additional funding from the Securitization Facility (Note 4). Aggregate borrowings outstanding under the revolving credit facility are subject to a borrowing base limitation and may not at any time exceed the sum of 90% of eligible accounts receivable and 60% of eligible inventory. Interest accrues on

                                AGCO CORPORATION
borrowings outstanding under the revolving credit facility primarily at LIBOR plus an applicable margin, as defined. For the year ended December 31, 2000, interest rates on the outstanding borrowings, including the effect of the interest rate swap contract (Note 1), ranged from 6.6% to 9.5%, and the weighted average interest rate was 6.5%. Excluding the impact of the interest rate swap, the weighted average interest rate was 6.6%. The revolving credit facility contains certain covenants, including covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends. In addition, the Company must maintain certain financial covenants including, among others, a debt to capitalization ratio, a fixed charge coverage ratio and a ratio of debt to cash flow, as defined. Availability under the revolving credit facility is subject to receivable and inventory borrowing base requirements and maintaining all financial covenants included in the agreement. Approximately $189.9 million and $210.9 million of the revolving credit facility were payable in Euros and approximately $70.7 million and $89.5 million were denominated in Canadian dollars at December 31, 2000 and 1999, respectively.

     Although the Company is in compliance with all financial covenants, the financial covenants in the revolving credit facility become more stringent at the end of the second quarter of 2001. As a result, the Company does not anticipate being able to fulfill two of the financial covenants contained in the facility, a limitation on the ratio of funded debt to EBITDA and a minimum fixed charge coverage ratio. To address this issue, the Company has entered into a commitment letter with Rabobank for a new revolving credit facility, which the Company expects to close early in the second quarter of 2001. The new facility is expected to permit borrowings of up to $350 million, to have a 4 1/2 year term, and to be secured by a majority of the Company's assets, including a portion of the capital stock of certain foreign subsidiaries. In addition, the Company is in the process of offering $250 million in fixed rate senior notes for sale in a private placement. The notes will mature in seven years and will have terms substantially similar to the currently outstanding 8 1/2% senior subordinated notes, except that they will not be subordinated. In addition, the Company intends to enter into a new $100 million accounts receivable securitization facility in Europe.

     In 1996, the Company issued $250.0 million of 8.5% Senior Subordinated Notes due 2006 (the "Notes") at 99.139% of their principal amount. The Notes are unsecured obligations of the Company and are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2001 initially at 104.25% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount plus accrued interest, on or after March 15, 2003. The indenture governing the Notes contains numerous covenants, including limitations on the Company's ability to incur additional indebtedness, to make investments, to make "restricted payments" (including dividends), and to create liens. The indenture also requires the Company to offer to repurchase the Notes in the event of a change in control. Subsequent to year-end, the Company was issued a notice of default by the trustee of the Notes regarding the violation of a covenant restricting the payments of dividends during periods in 1999, 2000 and 2001 when an interest coverage ratio was not met. During that period, the Company paid approximately $4.8 million in dividends based upon the Company's interpretation that it did not need to meet the interest coverage ratio but, instead, an alternative total debt test. The Company subsequently received sufficient waivers from the holders of the Notes for any violation of the covenant that might have resulted from the dividend payments. In connection with the receipt of waivers, the Company paid a waiver fee of approximately $2.5 million, which will be expensed in the first quarter of 2001. Currently, the Company is prohibited from paying dividends until such time as the interest coverage ratio in the indenture is met.

                                AGCO CORPORATION

     At December 31, 2000, the aggregate scheduled maturities of long-term debt are as follows (in millions):

2002........................................................  $315.5
2003........................................................     1.0
2004........................................................     1.1
2005........................................................     0.8
2006........................................................   249.2
2007 and thereafter.........................................     2.6
                                                              ------
                                                              $570.2
                                                              ======

     Cash payments for interest were $46.5 million, $71.8 million and $77.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company has arrangements with various banks to issue letters of credit or similar instruments which guarantee the Company's obligations for the purchase or sale of certain inventories and for potential claims exposure for insurance coverage. At December 31, 2000, outstanding letters of credit totaled $10.0 million, of which $0.6 million were issued under the revolving credit facility.

8. EMPLOYEE BENEFIT PLANS

     The Company has defined benefit pension plans covering certain employees principally in the United States, the United Kingdom and Germany. The Company also provides certain postretirement health care and life insurance benefits for certain employees principally in the United States.

     Net annual pension and postretirement cost and the measurement assumptions for the plans for the years ended December 31, 2000, 1999 and 1998 are set forth below (in millions):

PENSION BENEFITS                                              2000      1999     1998
----------------                                            --------   ------   ------
Service cost..............................................  $    8.1   $  8.0   $  8.4
Interest cost.............................................      27.4     25.9     25.1
Expected return on plan assets............................     (30.6)   (27.9)   (29.7)
Amortization of prior service cost........................       0.2      0.5      0.5
Amortization of net loss..................................       0.6      1.1       --
Special termination benefits..............................       0.5       --      6.7
Curtailment loss..........................................       1.4       --       --
                                                            --------   ------   ------
Net annual pension costs..................................  $    7.6   $  7.6   $ 11.0
                                                            ========   ======   ======
Weighted average discount rate............................       6.4%     6.4%     6.1%
Weighted average expected long-term rate of return on plan
  assets..................................................       7.3%     7.3%     7.6%
Rate of increase in future compensation...................   4.0-5.0%     4.0%     4.0%

POSTRETIREMENT BENEFITS                                       2000      1999     1998
-----------------------                                     --------   ------   ------
Service cost..............................................  $    0.4   $  0.9   $  0.9
Interest cost.............................................       1.4      1.5      1.3
Amortization of transition and prior service cost.........        --     (0.1)    (0.6)
Amortization of unrecognized net gain.....................      (0.4)    (0.1)    (0.8)
Special termination benefits..............................        --       --      0.5
Curtailment gain..........................................      (1.4)      --       --
                                                            --------   ------   ------
Net annual postretirement costs...........................  $     --   $  2.2   $  1.3
                                                            ========   ======   ======
Weighted average discount rate............................       7.7%     7.8%     7.0%
                                                            ========   ======   ======

                                AGCO CORPORATION

     The following tables set forth reconciliations of the changes in benefit obligations, plan assets and funded status as of December 31, 2000 and 1999 (in millions):

                                                                           POSTRETIREMENT
                                                       PENSION BENEFITS       BENEFITS
                                                       -----------------   ---------------
CHANGE IN BENEFIT OBLIGATION                            2000      1999      2000     1999
----------------------------                           -------   -------   ------   ------
Benefit obligation at beginning of year..............  $461.1    $443.4    $21.3    $22.3
Service cost.........................................     8.1       8.0      0.4      0.9
Interest cost........................................    27.4      25.9      1.4      1.5
Plan participant contributions.......................     2.3       2.5       --       --
Actuarial (gain) loss................................    (2.1)     21.2     (2.4)    (2.1)
Acquisitions.........................................      --        --      3.6       --
Curtailments.........................................     2.0        --     (1.7)      --
Special termination benefits.........................     0.5        --       --       --
Benefits paid........................................   (22.6)    (27.7)    (1.6)    (1.3)
Foreign currency exchange rate changes...............   (32.4)    (12.2)      --       --
                                                       ------    ------    -----    -----
Benefit obligation at end of year....................  $444.3    $461.1    $21.0    $21.3
                                                       ======    ======    =====    =====

                                                                            POSTRETIREMENT
                                                        PENSION BENEFITS       BENEFITS
                                                        -----------------   ---------------
CHANGE IN PLAN ASSETS                                    2000      1999      2000     1999
---------------------                                   -------   -------   ------   ------
Fair value of plan assets at beginning of year........  $426.8    $384.7    $   --   $   --
Actual return of plan assets..........................    57.0      59.1        --       --
Employer contributions................................     9.8      16.7       1.6      1.3
Plan participant contributions........................     2.3       2.5        --       --
Benefits paid.........................................   (22.6)    (27.7)     (1.6)    (1.3)
Foreign currency exchange rate changes................   (30.3)     (8.5)       --       --
                                                        ------    ------    ------   ------
Fair value of plan assets at end of year..............  $443.0    $426.8    $   --   $   --
                                                        ======    ======    ======   ======
Funded status.........................................  $ (1.2)   $(34.3)   $(21.0)  $(21.3)
Unrecognized net obligation...........................      --       0.7       0.3      0.4
Unrecognized net loss (gain)..........................    14.1      46.7      (6.8)    (4.9)
Unrecognized prior service cost.......................      --       1.7       0.2      0.4
                                                        ------    ------    ------   ------
Net amount recognized.................................  $ 12.9    $ 14.8    $(27.3)  $(25.4)
                                                        ======    ======    ======   ======
Amounts recognized in Consolidated Balance Sheets:
Prepaid benefit cost..................................  $ 33.3    $ 31.4    $   --   $   --
Accrued benefit liability.............................   (17.6)    (17.6)    (27.3)   (25.4)
Intangible asset......................................      --       1.0        --       --
Additional minimum pension liability..................    (2.8)       --        --       --
                                                        ------    ------    ------   ------
Net amount recognized.................................  $ 12.9    $ 14.8    $(27.3)  $(25.4)
                                                        ======    ======    ======   ======

     The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $52.2 million, $52.2 million and $31.9 million, respectively, as of December 31, 2000 and $32.2 million, $30.2 million and $11.9 million, respectively, as of December 31, 1999.

                                AGCO CORPORATION

     For measuring the expected postretirement benefit obligation, a 7.5% health care cost trend rate was assumed for 2000, decreasing 0.75% per year to 5.0-6.0% and remaining at that level thereafter. For 1999, a 8.25% health care cost trend rate was assumed. Changing the assumed health care cost trend rates by one percentage point each year and holding all other assumptions constant would have the following effect to service and interest cost and the accumulated postretirement benefit obligation at December 31, 2000 (in millions):

                                                                 ONE           ONE
                                                              PERCENTAGE    PERCENTAGE
                                                                POINT         POINT
                                                               INCREASE      DECREASE
                                                              ----------    ----------
Effect on service and interest cost.........................     $ --         $  --
Effect on accumulated benefit obligation....................     $1.6         $(1.3)

     The Company maintains defined contribution plans covering certain employees primarily in the United States and United Kingdom. Under the plans, the Company contributes a specified percentage of each eligible employee's compensation. The Company contributed $1.6 million, $1.5 million and $1.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

9. COMMON STOCK

     At December 31, 2000, the Company had 150.0 million authorized shares of common stock with a par value of $0.01, with 59.6 million shares of common stock outstanding, 0.1 million shares reserved for issuance under the Company's 1991 Stock Option Plan (Note 10), 0.1 million shares reserved for issuance under the Company's Nonemployee Director Stock Incentive Plan (Note 10) and 3.5 million shares reserved for issuance under the Company's Long-Term Incentive Plan (Note
10).

     In December 1997, the Company's Board of Directors authorized the repurchase of up to $150.0 million of its outstanding common stock. In 1998, the Company repurchased approximately 3.5 million shares of its common stock at a cost of approximately $88.1 million. In 1999 and 2000, the Company did not repurchase any of its common stock. The purchases are made through open market transactions, and the timing and number of shares purchased depend on various factors, such as price and other market conditions.

     In April, 1994, the Company designated 300,000 shares of Junior Cumulative Preferred Stock ("Junior Preferred Stock") in connection with the adoption of a Stockholders' Rights Plan (the "Rights Plan"). Under the terms of the Rights Plan, one-third of a preferred stock purchase right (a "Right") is attached to each outstanding share of the Company's common stock. The Rights Plan contains provisions that are designed to protect stockholders in the event of certain unsolicited attempts to acquire the Company. Under the terms of the Rights Plan, each Right entitles the holder to purchase one one-hundredth of a share of Junior Preferred Stock, par value of $0.01 per share, at an exercise price of $200 per share. The Rights are exercisable a specified number of days following
(i) the acquisition by a person or group of persons of 20% or more of the Company's common stock or (ii) the commencement of a tender or exchange offer for 20% or more of the Company's common stock. In the event the Company is the surviving company in a merger with a person or group of persons that owns 20% or more of the Company's outstanding stock, each Right will entitle the holder (other than such 20% stockholder) to receive, upon exercise, common stock of the Company having a value equal to two times the Right's exercise price. In addition, in the event the Company sells or transfers 50% or more of its assets or earning power, each Right will entitle the holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Right's exercise price. The Rights may be redeemed by the Company at $0.01 per Right prior to their expiration on April 27, 2004.

                                AGCO CORPORATION

10. STOCK INCENTIVE PLANS

NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

     The Company's Nonemployee Director Stock Incentive Plan (the "Director Plan") provides for restricted stock awards to nonemployee directors based on increases in the price of the Company's common stock. The awarded shares are earned in specified increments for each 15% increase in the average market value of the Company's common stock over the initial base price established under the plan. When an increment of the awarded shares is earned, the shares are issued to the participant in the form of restricted stock which vests at the earlier of 12 months after the specified performance period or upon departure from the board of directors. When the restricted shares are earned, a cash bonus equal to 40% of the value of the shares on the date the restricted stock award is earned is paid by the Company to satisfy a portion of the estimated income tax liability to be incurred by the participant.

     At December 31, 2000, there were 10,500 shares awarded but not earned under the Director Plan and 10,500 shares that have been earned but not vested under the Director Plan.

LONG-TERM INCENTIVE PLAN

     The Company's Long-Term Incentive Plan (the "LTIP") provides for restricted stock awards to executives based on increases in the price of the Company's common stock. The awarded shares may be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company's common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a nontransferability period for all future grants. Accordingly for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth, and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant.

     At the time the awarded shares are earned, the market value of the stock is added to common stock and additional paid-in capital and an equal amount is deducted from stockholders' equity as unearned compensation. The LTIP unearned compensation and the amount of cash bonus to be paid when the awarded shares become vested are amortized to expense ratably over the vesting period. For awards granted in 2000 and in the future, the Company will record the entire compensation expense relating to the earned shares and related cash bonus in the period in which the award is earned. The Company recognized compensation expense associated with the LTIP of $3.8 million, $8.5 million and $12.0 million for the years ended December 31, 2000, 1999 and 1998, respectively, consisting of amortization of the stock awards and the related cash bonus.

                                AGCO CORPORATION

     Additional information regarding the LTIP for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                          2000        1999        1998
                                                       ----------   ---------   ---------
Shares awarded but not earned at January 1...........   1,046,000     927,500     965,000
Shares awarded.......................................   2,075,000     150,000          --
Shares forfeited or expired unearned.................  (1,191,000)    (16,500)    (37,500)
Shares earned........................................          --     (15,000)         --
                                                       ----------   ---------   ---------
Shares awarded but not earned at December 31.........   1,930,000   1,046,000     927,500
Shares available for grant...........................   1,600,000   1,234,000   1,367,500
                                                       ----------   ---------   ---------
Total shares reserved for issuance...................   3,530,000   2,280,000   2,295,000
                                                       ==========   =========   =========
Shares vested during year............................     411,667     441,166     375,833
                                                       ==========   =========   =========

     In 2000, the LTIP was amended to increase the number of shares authorized for issuance by 1,250,000 shares.

STOCK OPTION PLAN

     The Company's Stock Option Plan (the "Option Plan") provides for the granting of nonqualified and incentive stock options to officers, employees, directors and others. The stock option exercise price is determined by the board of directors except in the case of an incentive stock option for which the purchase price shall not be less than 100% of the fair market value at the date of grant. Each recipient of stock options is entitled to immediately exercise up to 20% of the options issued to such person, and an additional 20% of such options vest ratably over a four-year period and expire not later than ten years from the date of grant.

     Stock option transactions during the three years ended December 31, 2000, 1999 and 1998 were as follows:

                                                   2000           1999           1998
                                               ------------   ------------   ------------
Options outstanding at January 1.............     1,855,919      1,238,294        797,968
Options granted..............................       802,000        701,700        586,700
Options exercised............................       (39,702)       (17,138)       (50,698)
Options canceled.............................      (184,720)       (66,937)       (95,676)
                                               ------------   ------------   ------------
Options outstanding at December 31...........     2,433,497      1,855,919      1,238,294
                                               ============   ============   ============
Options available for grant at December 31...       123,438        740,718      1,375,481
                                               ============   ============   ============
Option price ranges per share:
  Granted....................................  $11.63-13.13   $      11.00   $ 8.31-27.00
  Exercised..................................    1.52-11.00     1.52-11.00     1.52-27.00
  Canceled...................................   14.63-31.25    14.63-31.25    11.75-31.25
Weighted average option prices per share:
  Granted....................................  $      11.69   $      11.00   $      22.08
  Exercised..................................          8.12           3.09           9.52
  Canceled...................................         18.66          23.15          23.78
  Outstanding at December 31.................         15.19          16.90          20.39

     At December 31, 2000, the outstanding options had a weighted average remaining contractual life of approximately 7.8 years and there were 1,192,605 options currently exercisable with option prices ranging from $1.52 to $31.25 and with a weighted average exercise price of $16.92.

                                AGCO CORPORATION

     The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                   OPTIONS OUTSTANDING
                               ----------------------------                           OPTIONS EXERCISABLE
                                           WEIGHTED AVERAGE                    ----------------------------------
                                              REMAINING          WEIGHTED         EXERCISABLE         WEIGHTED
RANGE OF                        NUMBER       CONTRACTUAL         AVERAGE             AS OF            AVERAGE
EXERCISE PRICES                OF SHARES     LIFE (YEARS)     EXERCISE PRICE   DECEMBER 31, 2000   EXERCISE PRICE
---------------                ---------   ----------------   --------------   -----------------   --------------
$1.52-$1.52..................     34,772         0.8              $ 1.52              34,772           $ 1.52
$2.50-$3.75..................     57,700         1.7              $ 2.63              57,700           $ 2.63
$6.25-$6.25..................     14,300         2.5              $ 6.25              14,300           $ 6.25
$11.00-$14.69................  1,587,749         8.7              $11.72             562,029           $12.25
$18.25-$27.00................    617,816         6.9              $23.13             426,936           $23.37
$31.25-$31.25................    121,160         6.4              $31.25              96,868           $31.25
                               ---------                                           ---------
                               2,433,497                                           1,192,605

     The Company accounts for all stock-based compensation awarded under the Director Plan, the LTIP and the Option Plan as prescribed under APB No. 25, "Accounting for Stock Issued to Employees" and also provides the disclosures required under SFAS No. 123, "Accounting for Stock Based Compensation." APB No. 25 requires no recognition of compensation expense for options granted under the Option Plan. However, APB No. 25 does require recognition of compensation expense under the Director Plan and the LTIP.

     For disclosure purposes only, under SFAS No. 123, the Company estimated the fair value of grants under the Company's stock incentive plans using the Black-Scholes pricing model. Based on this model, the weighted average fair value of options granted under the Option Plan and the weighted average fair value of awards granted under the Director Plan and the LTIP, including the related cash bonus, were as follows (in millions):

                                                              2000     1999     1998
                                                              -----   ------   ------
Director Plan...............................................  $  --   $13.61   $43.47
LTIP........................................................   8.50    12.13       --
Option Plan.................................................   6.23     7.07    12.18

     There were no awards under the LTIP in 1998 or in the Director Plan in 2000.

     The fair value of the grants and awards are amortized over the vesting period for stock options and earned awards under the Director Plan and LTIP and over the performance period for unearned awards under the Director Plan and LTIP. Based on applying the provisions of SFAS No. 123, pro forma net income, net income per common share and the assumptions under the Black-Scholes pricing model were as follows (in millions, except per share data):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               2000     1999    1998
                                                              ------   ------   -----
Net income (loss)...........................................  $ (2.5)  $(14.0)  $57.4
Net income (loss) per common share -- diluted...............  $(0.04)  $(0.24)  $0.94
Weighted average assumptions under Black-Scholes:
Expected life of options (years)............................     5.6        7       7
Risk free interest rate.....................................     5.8%     5.9%    5.6%
Expected volatility.........................................    44.0%    61.0%   46.0%
Expected dividend yield.....................................     0.3%     0.4%    0.2%

                                AGCO CORPORATION

     Because the SFAS No. 123 method of accounting has not been applied to grants and awards prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases land, buildings, machinery, equipment and furniture under various noncancelable operating lease agreements. At December 31, 2000, future minimum lease payments under noncancelable operating leases were as follows (in millions):

2001........................................................  $13.0
2002........................................................   11.2
2003........................................................    9.8
2004........................................................    8.1
2005........................................................    7.2
Thereafter..................................................   29.6
                                                              -----
                                                              $78.9
                                                              =====

     Total lease expense under noncancelable operating leases was $17.4 million, $14.5 million and $15.9 million, for the years ended December 31, 2000, 1999 and 1998, respectively.

     During 1999, the Company entered into a sale/leaseback transaction involving certain real property. The proceeds from the transaction of $18.7 million were used to reduce the outstanding borrowings under the Revolving Credit Facility. The terms of the lease require the Company to pay approximately $2.0 million per year for the next fifteen years at which time the Company has the option to extend the lease with annual payments ranging from $2.2 million to $2.7 million. In accordance with SFAS No. 13, the Company has accounted for the lease as an operating lease. The gain on sale of $2.4 million is being amortized over the life of the operating lease.

     At December 31, 2000, the Company was obligated under certain circumstances to purchase through the year 2005 up to $19.6 million of equipment upon expiration of certain operating leases between AGCO Finance LLC and Agricredit Acceptance Canada Ltd, the Company's retail finance joint ventures in North America, and end users. Management believes that any losses which might be incurred on the resale of this equipment will not materially impact the Company's financial position or results of operations.

     The Company is party to various claims and lawsuits arising in the normal course of business. It is the opinion of management, after consultation with legal counsel, that those claims and lawsuits, when resolved, will not have a material adverse effect on the financial position or results of operations of the Company.

12. RELATED PARTY TRANSACTIONS

     In addition to its retail finance joint ventures, Rabobank Nederland is the principal agent and participant in the Company's revolving credit agreement and the Securitization Facility. All transactions with the joint ventures and Rabobank have been on an arms-length basis and have been based on prevailing market conditions.

     In 2000, the Company entered into supply agreements with SAME Deutz-Fahr Group S.p.A. ("SDF") whereby SDF supplies certain orchard and vineyard tractors and AGCO supplies SDF with combines in the European market beginning in 2001. At December 31, 2000, SDF owns approximately 10% of AGCO's common stock, but has no involvement in AGCO management. In management's opinion, all transactions between the Company and SDF are done on an arms-length basis.

                                AGCO CORPORATION

13. SEGMENT REPORTING

     The Company has four geographic reportable segments: North America, South America, Europe/Africa/Middle East and Asia/Pacific. Each segment distributes a full range of agricultural equipment and related replacement parts. The accounting policies of the segments are the same as described in the summary of significant accounting policies. The Company evaluates segment performance based on income from operations. Sales for each segment are based on the location of the third-party customer. All intercompany transactions between segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses are charged to each segment based on the region where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for 2000, 1999 and 1998 are as follows (in millions):

                                                 NORTH     SOUTH    EUROPE/AFRICA/    ASIA/
                                                AMERICA   AMERICA    MIDDLE EAST     PACIFIC   CONSOLIDATED
                                                -------   -------   --------------   -------   ------------
2000
Net Sales.....................................  $684.9    $235.6       $1,317.2       $98.4      $2,336.1
Income (loss) from operations.................   (15.3)      4.3          101.4        16.2         106.6
Depreciation and amortization.................    14.0       5.6           29.5         2.5          51.6
Assets........................................   517.6     209.3          685.6        27.3       1,439.8
Capital expenditures..........................    24.4       4.3           29.0          --          57.7
1999
Net Sales.....................................  $633.2    $198.6       $1,508.3       $96.3      $2,436.4
Income (loss) from operations.................   (25.3)    (14.1)         114.2        13.6          88.4
Depreciation and amortization.................    12.7       6.1           35.0         2.0          55.8
Assets........................................   667.4     189.0          728.1        32.8       1,617.3
Capital expenditures..........................     4.9       7.6           31.7          --          44.2
1998
Net Sales.....................................  $965.5    $317.1       $1,600.2       $88.0      $2,970.8
Income from operations........................    57.0      13.5          134.6        15.8         220.9
Depreciation and amortization.................    14.3       8.9           32.9         1.5          57.6
Assets........................................   876.7     260.9          922.5        30.2       2,090.3
Capital expenditures..........................    14.5       6.4           40.1          --          61.0

     A reconciliation from the segment information to the consolidated balances for income from operations and assets is set forth below (in millions):

                                                             2000       1999       1998
                                                           --------   --------   --------
Segment income from operations...........................  $  106.6   $   88.4   $  220.9
Restricted stock compensation expense....................      (3.8)      (8.5)     (12.0)
Restructuring and other infrequent expenses..............     (21.9)     (24.5)     (40.0)
Amortization of intangibles..............................     (15.1)     (14.8)     (13.2)
                                                           --------   --------   --------
Consolidated income from operations......................  $   65.8   $   40.6   $  155.7
                                                           ========   ========   ========
Segment assets...........................................  $1,439.8   $1,617.3   $2,090.3
Cash and cash equivalents................................      13.3       19.6       15.9
Receivables from affiliates..............................      10.4       12.8       15.2
Investments in affiliates................................      85.3       93.6       95.2
Other current and noncurrent assets......................     269.0      217.3      163.3
Intangible assets........................................     286.4      312.6      370.5
                                                           --------   --------   --------
Consolidated total assets................................  $2,104.2   $2,273.2   $2,750.4
                                                           ========   ========   ========

                                AGCO CORPORATION

     Net sales by customer location for the years ended December 31, 2000, 1999 and 1998 were as follows (in millions):

                                                             2000       1999       1998
                                                           --------   --------   --------
Net Sales:
  United States..........................................  $  540.2   $  495.6   $  778.9
  Canada.................................................     114.8       95.1      146.1
  Germany................................................     371.5      440.4      450.4
  France.................................................     266.9      315.8      322.3
  United Kingdom and Ireland.............................     109.0      135.4      120.9
  Other Europe...........................................     418.2      481.4      541.7
  South America..........................................     235.6      198.6      317.1
  Middle East............................................     114.3       97.7      116.1
  Asia...................................................      57.6       48.7       37.0
  Australia..............................................      40.8       47.6       51.0
  Africa.................................................      37.3       37.6       48.8
  Mexico, Central America and Caribbean..................      29.9       42.5       40.5
                                                           --------   --------   --------
                                                           $2,336.1   $2,436.4   $2,970.8
                                                           ========   ========   ========

     Net sales by product for the years ended December 31, 2000, 1999 and 1998 were as follows (in millions):

                                                             2000       1999       1998
                                                           --------   --------   --------
Net sales:
  Tractors...............................................  $1,474.5   $1,550.3   $1,852.3
  Combines...............................................     145.4      162.3      293.5
  Other machinery........................................     269.4      251.3      316.7
  Replacement parts......................................     446.8      472.5      508.3
                                                           --------   --------   --------
                                                           $2,336.1   $2,436.4   $2,970.8
                                                           ========   ========   ========

14.      SUPPLEMENTAL GUARANTOR/NON-GUARANTOR FINANCIAL INFORMATION

         On April 17, 2001, AGCO issued $250 million of 9 1/2% Senior Notes due 2008 (the "Senior Notes"). The Senior Notes are fully and unconditionally guaranteed by the following U.S. subsidiaries of AGCO Corporation: AGCO Ventures LLC, Hesston Ventures Corporation, Hay and Forage Industries, Ag-Chem Equipment Co., Inc., Ag-Chem Manufacturing Co., Inc., Ag-Chem Sales Co., Inc., Ag-Chem Equipment International, Inc., Lor*Al Products, Inc. and Ag-Chem Equipment Canada, Ltd. (the "Guarantor Subsidiaries"). The following financial information presents condensed consolidating balance sheets, statements of operations and cash flows of (i) the parent company as if it accounted for its subsidiaries on the equity method, (ii) the Guarantor Subsidiaries on a combined basis, and
(iii) the non-guarantor subsidiaries on a combined basis. Certain Guarantor Subsidiaries, AGCO Ventures LLC, Hesston Ventures Corporation and Hay and Forage Industries represent AGCO's ownership in HFI (Note 2). As discussed in Note 2, AGCO acquired the remaining 50% interest in HFI in May 2000. Accordingly, HFI is reflected on the equity method of accounting for periods prior to May 2000 and is consolidated with the Company's financial statements subsequent to May 2000. In addition, the remaining Guarantor Subsidiaries, not associated with HFI, were acquired on April 16, 2001 as part of the acquisition of Ag-Chem Equipment Company, Inc., and accordingly, are not included in the following historical financial information.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000
(IN MILLIONS)

                                                                 PARENT    GUARANTOR    NON-GUARANTOR  ELIMINATING
                                                                 COMPANY  SUBSIDIARIES  SUBSIDIARIES     ENTRIES    CONSOLIDATED
                                                                 -------  ------------  -------------  -----------  ------------

Net sales                                                        $ 648.1     $ 80.8      $ 1,897.8      $(290.6)    $ 2,336.1
Cost of goods sold                                                 582.3       78.7        1,589.1       (290.6)      1,959.5
                                                                 -------     ------      ---------      -------     ---------
      Gross profit                                                  65.8        2.1          308.7           --         376.6

Selling, general and administrative expenses                        93.0        0.9          134.3           --         228.2
Engineering expenses                                                 8.3        4.8           32.5           --          45.6
Restructuring and other infrequent expenses                         15.9        7.2           (1.2)          --          21.9
Amortization of intangibles                                          6.1         --            9.0           --          15.1
                                                                 -------     ------      ---------      -------     ---------

      Income (loss) from operations                                (57.5)     (10.8)         134.1           --          65.8

Interest expense (income), net                                      29.3       (0.1)          17.4           --          46.6
Other expense, net                                                  19.2        0.1           13.8           --          33.1
                                                                 -------     ------      ---------      -------     ---------

Income (loss) before income taxes and equity in net earnings
      of unconsolidated subsidiaries and affiliates               (106.0)     (10.8)         102.9           --         (13.9)

Income tax provision (benefit)                                     (41.8)      (4.3)          38.5           --          (7.6)
                                                                 -------     ------      ---------      -------     ---------

Income (loss) before equity in net earnings of unconsolidated
      subsidiaries and affiliates                                  (64.2)      (6.5)          64.4           --          (6.3)

Equity in net earnings of unconsolidated subsidiaries and
      affiliates                                                    67.7         --            4.7        (62.6)          9.8
                                                                 -------     ------      ---------      -------     ---------

Net income (loss)                                                $   3.5     $ (6.5)     $    69.1      $ (62.6)    $     3.5
                                                                 =======     ======      =========      =======     =========




CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999
(IN MILLIONS)

                                                                  PARENT      GUARANTOR     NON-GUARANTOR  ELIMINATING
                                                                  COMPANY    SUBSIDIARIES   SUBSIDIARIES     ENTRIES   CONSOLIDATED
                                                                  -------    ------------   -------------- ----------- ------------

Net sales                                                           $609.5        $ --         $2,019.1     $(192.2)     $2,436.4
Cost of goods sold                                                   552.0          --          1,718.9      (192.2)      2,078.7
                                                                    ------        ----         --------      ------      --------
      Gross profit                                                    57.5          --            300.2          --         357.7

Selling, general and administrative expenses                          91.8          --            141.4          --         233.2
Engineering expenses                                                   9.5          --             35.1          --          44.6
Restructuring and other infrequent expenses                           22.5          --              2.0          --          24.5
Amortization of intangibles                                            5.6          --              9.2          --          14.8
                                                                    ------        ----         --------      ------      --------

      Income (loss) from operations                                  (71.9)         --            112.5          --          40.6

Interest expense, net                                                 34.2          --             23.4          --          57.6
Other expense, net                                                     1.9          --             13.3          --          15.2
                                                                    ------        ----         --------      ------      --------

Income (loss) before income taxes and equity in net earnings
      of unconsolidated subsidiaries and affiliates                 (108.0)         --             75.8          --         (32.2)

Income tax provision (benefit)                                       (38.8)         --             28.6          --         (10.2)
                                                                    ------        ----         --------      ------      --------

Income (loss) before equity in net earnings of unconsolidated
      subsidiaries and affiliates                                    (69.2)         --             47.2          --         (22.0)

Equity in net earnings of unconsolidated subsidiaries and
      affiliates                                                      57.7          --              4.5       (51.7)         10.5
                                                                    ------        ----         --------      ------      --------

Net income (loss)                                                   $(11.5)       $ --         $   51.7      $(51.7)     $  (11.5)
                                                                    ======        ====         ========      ======      ========

                               AGCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998
(IN MILLIONS)

                                                                    PARENT    GUARANTOR    NON-GUARANTOR  ELIMINATING
                                                                    COMPANY  SUBSIDIARIES  SUBSIDIARIES     ENTRIES    CONSOLIDATED
                                                                    -------  ------------  -------------  -----------  ------------

Net sales                                                           $ 962.6     $ --          $2,458.6      $(450.4)     $2,970.8
Cost of goods sold                                                    829.4       --           2,052.5       (450.4)      2,431.5
                                                                    -------     ----          --------      -------      --------
      Gross profit                                                    133.2       --             406.1           --         539.3

Selling, general and administrative expenses                          105.0       --             169.3           --         274.3
Engineering expenses                                                   13.0       --              43.1           --          56.1
Restructuring and other infrequent expenses                             9.1       --              30.9           --          40.0
Amortization of intangibles                                             3.6       --               9.6           --          13.2
                                                                    -------     ----          --------      -------      --------

      Income from operations                                            2.5       --             153.2           --         155.7

Interest expense, net                                                  26.9       --              40.8           --          67.7
Other (income) expense, net                                            (0.4)      --              14.1           --          13.7
                                                                    -------     ----          --------      -------      --------

Income (loss) before income taxes and equity in net earnings
      of unconsolidated subsidiaries and affiliates                   (24.0)      --              98.3           --          74.3

Income tax provision (benefit)                                         (6.8)      --              34.3           --          27.5
                                                                    -------     ----          --------      -------      --------

Income (loss) before equity in net earnings of unconsolidated
      subsidiaries and affiliates                                     (17.2)      --              64.0           --          46.8

Equity in net earnings of unconsolidated subsidiaries and
      affiliates                                                       77.8       --               7.0        (71.0)         13.8
                                                                    -------     ----          --------      -------      --------

Net income                                                          $  60.6     $ --          $   71.0      $ (71.0)     $   60.6
                                                                    =======     ====          ========      =======      ========




CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2000
(IN MILLIONS)

                                                                   PARENT     GUARANTOR    NON-GUARANTOR  ELIMINATING
                                                                  COMPANY    SUBSIDIARIES  SUBSIDIARIES     ENTRIES     CONSOLIDATED
                                                                  --------   ------------  -------------- -----------   ------------

ASSETS
Current Assets:
      Cash and cash equivalents                                   $     --      $ 0.1         $   13.2    $      --      $   13.3
      Accounts and notes receivables, net                            122.1        1.5            468.9           --         592.5
      Receivables from subsidiaries and affiliates                   150.2         --            154.5       (294.3)         10.4
      Inventories, net                                               191.8       26.0            319.3         (6.0)        531.1
      Other current assets                                            45.1        2.7             45.2           --          93.0
                                                                  --------      -----         --------    ---------      --------
             Total current assets                                    509.2       30.3          1,001.1       (300.3)      1,240.3
Property, plant and equipment, net                                    18.9       39.6            257.7           --         316.2
Investment in unconsolidated subsidiaries and affiliates             751.5         --             84.9       (751.1)         85.3
Other assets                                                         103.9        4.3             67.8           --         176.0
Intangible assets, net                                                37.7         --            248.7           --         286.4
                                                                  --------      -----         --------    ---------      --------
      Total assets                                                $1,421.2      $74.2         $1,660.2    $(1,051.4)     $2,104.2
                                                                  ========      =====         ========    =========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable                                            $   42.8      $11.1         $  190.5    $      --      $  244.4
      Payables to subsidiaries and affiliates                        124.4       45.1            124.8       (294.3)           --
      Accrued expenses                                               108.6        7.1            241.9           --         357.6
      Other current liabilities                                       12.9         --             21.5           --          34.4
                                                                  --------      -----         --------    ---------      --------
             Total current liabilities                               288.7       63.3            578.7       (294.3)        636.4
Long-term debt                                                       302.3        0.8            267.1           --         570.2
Postretirement health care benefits                                   23.9        3.6               --           --          27.5
Other noncurrent liabilities                                          16.4         --             63.8           --          80.2
                                                                  --------      -----         --------    ---------      --------
      Total liabilities                                              631.3       67.7            909.6       (294.3)      1,314.3
      Total stockholders' equity                                     789.9        6.5            750.6       (757.1)        789.9
                                                                  --------      -----         --------    ---------      --------
             Total liabilities and stockholders' equity           $1,421.2      $74.2         $1,660.2    $(1,051.4)     $2,104.2
                                                                  ========      =====         ========    =========      ========

                               AGCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 1999
(IN MILLIONS)

                                                                   PARENT      GUARANTOR    NON-GUARANTOR ELIMINATING
                                                                  COMPANY     SUBSIDIARIES  SUBSIDIARIES    ENTRIES   CONSOLIDATED
                                                                  --------    ------------  ------------- ----------- ------------

ASSETS
Current Assets:
      Cash and cash equivalents                                   $     --      $   --         $   19.6      $   --      $   19.6
      Accounts and notes receivables, net                            322.0          --            423.4          --         745.4
      Receivables from subsidiaries and affiliates                    67.0          --            125.8      (180.0)         12.8
      Inventories, net                                               213.1          --            355.2        (7.2)        561.1
      Other current assets                                            35.5          --             41.7          --          77.2
                                                                  --------      ------         --------      ------      --------
             Total current assets                                    637.6          --            965.7      (187.2)      1,416.1
Property, plant and equipment, net                                    25.4          --            285.4          --         310.8
Investment in unconsolidated subsidiaries and affiliates             725.8        12.0             82.1      (726.3)         93.6
Other assets                                                          77.2          --             62.9          --         140.1
Intangible assets, net                                                42.0          --            270.6          --         312.6
                                                                  --------      ------         --------      ------      --------
      Total assets                                                $1,508.0      $ 12.0         $1,666.7     $(913.5)     $2,273.2
                                                                  ========      ======         ========      ======      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable                                            $   36.8      $   --         $  189.1      $   --      $  225.9
      Payables to subsidiaries and affiliates                        102.4          --             95.9      (180.0)         18.3
      Accrued expenses                                               103.8          --            274.3          --         378.1
      Other current liabilities                                       11.0          --             18.8          --          29.8
                                                                  --------      ------         --------      ------      --------
             Total current liabilities                               254.0          --            578.1      (180.0)        652.1
Long-term debt                                                       382.6          --            309.1          --         691.7
Postretirement health care benefits                                   25.4          --               --          --          25.4
Other noncurrent liabilities                                          16.9          --             58.0          --          74.9
                                                                  --------      ------         --------      ------      --------
      Total liabilities                                              678.9          --            945.2      (180.0)      1,444.1
      Total stockholders' equity                                     829.1        12.0            721.5      (733.5)        829.1
                                                                  --------      ------         --------      ------      --------
             Total liabilities and stockholders' equity           $1,508.0      $ 12.0         $1,666.7     $(913.5)     $2,273.2
                                                                  ========      ======         ========      ======      ========

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2000
(IN MILLIONS)

                                                              PARENT     GUARANTOR    NON-GUARANTOR   ELIMINATING
                                                              COMPANY   SUBSIDIARIES  SUBSIDIARIES      ENTRIES    CONSOLIDATED
                                                              -------   ------------  -------------   -----------  ------------

Net cash provided by (used for) operating activities:         155.1       (15.5)          34.8            --         174.4
                                                              ------      ------         ------          ----        -------

Cash flows from investing activities:
     Purchase of property, plant & equipment                   (10.0)      (14.4)         (33.3)           --          (57.7)
     Purchase of business                                         --       (10.0)            --            --          (10.0)
     Investment in unconsolidated subsidiary                    (2.0)         --           (2.0)          2.0           (2.0)
                                                              ------      ------         ------          ----        -------
Net cash used for investing activities:                        (12.0)      (24.4)         (35.3)          2.0          (69.7)
                                                              ------      ------         ------          ----        -------

Cash flows from financing activities:
     Payments on long-term debt                                (80.1)       (0.3)         (27.1)           --         (107.5)
     Proceeds (payments) from intercompany loans               (60.8)       38.3           22.5            --             --
     Proceeds from issuance of common stock                      0.3         2.0            --           (2.0)           0.3
     Dividends paid on common stock                             (2.5)         --            --             --           (2.5)
                                                              ------      ------        ------           ----        -------
Net cash provided by (used for) financing activities:         (143.1)       40.0          (4.6)          (2.0)        (109.7)
                                                              ------      ------        ------           ----        -------

Effect of exchange rate changes on cash & cash equivalents        --          --          (1.3)            --           (1.3)

Increase (decrease) in cash & cash equivalents                    --         0.1          (6.4)            --           (6.3)

Cash and cash equivalents, beginning of period                    --          --          19.6             --           19.6
                                                              ------      ------        ------           ----        -------
Cash and cash equivalents, end of period                      $   --      $  0.1        $ 13.2           $ --        $  13.3
                                                              ======      ======        ======           ====        =======



CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999
(IN MILLIONS)

                                                                    PARENT    GUARANTOR    NON-GUARANTOR  ELIMINATING
                                                                    COMPANY  SUBSIDIARIES  SUBSIDIARIES     ENTRIES    CONSOLIDATED
                                                                    -------  ------------  -------------- -----------  ------------

Net cash provided by operating activities:                            35.8        --            197.9          --          233.7
                                                                    ------      ----          -------        ----        -------

Cash flows from investing activities:
     Purchase of property, plant & equipment                          (4.8)       --            (39.4)         --          (44.2)
     Proceeds from sale/leaseback of property                         18.7        --               --          --           18.7
     Sale of businesses                                                 --        --              6.0          --            6.0
     Investment in unconsolidated subsidiary                          (0.5)       --             (0.6)         --           (1.1)
                                                                    ------      ----          -------        ----        -------
Net cash provided by (used for) investing activities:                 13.4        --            (34.0)         --          (20.6)
                                                                    ------      ----          -------        ----        -------

Cash flows from financing activities:
     Payments on long-term debt                                      (51.7)       --           (153.0)         --         (204.7)
     Proceeds (payments) from intercompany loans                       4.9        --             (4.9)         --             --
     Dividends paid on common stock                                   (2.4)       --               --          --           (2.4)
                                                                    ------      ----          -------        ----        -------
Net cash used for financing activities:                              (49.2)       --           (157.9)         --         (207.1)
                                                                    ------      ----          -------        ----        -------

Effect of exchange rate changes on cash & cash equivalents              --        --             (2.3)         --           (2.3)

Increase in cash & cash equivalents                                     --        --              3.7          --            3.7

Cash and cash equivalents, beginning of period                          --        --             15.9          --           15.9
                                                                    ------      ----          -------        ----        -------
Cash and cash equivalents, end of period                            $   --      $ --          $  19.6        $ --        $  19.6
                                                                    ======      ====          =======        ====        =======

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1998
(IN MILLIONS)

                                                                   PARENT     GUARANTOR    NON-GUARANTOR  ELIMINATING
                                                                   COMPANY   SUBSIDIARIES  SUBSIDIARIES     ENTRIES    CONSOLIDATED
                                                                   -------   ------------  -------------  -----------  ------------

Net cash provided by (used for) operating activities:                 25.8        --          (14.6)             --        11.2
                                                                   -------      -----         ------       ---------     -------

Cash flows from investing activities:
     Purchase of property, plant & equipment                         (14.5)        --          (46.5)             --       (61.0)
     Sale/(Purchase) of businesses                                   (69.9)        --            9.3              --       (60.6)
                                                                   -------      -----         ------       ---------     -------
Net cash used for investing activities:                              (84.4)        --          (37.2)             --      (121.6)
                                                                   -------      -----         ------       ---------     -------

Cash flows from financing activities:
     Proceeds on long-term debt                                      178.5         --            7.0              --       185.5
     Proceeds (payments) from intercompany loans                     (34.2)        --           34.2              --          --
     Proceeds from issuance of common stock                            0.4         --             --              --         0.4
     Repurchases of common stock                                     (88.1)        --             --              --       (88.1)
     Dividends paid on common stock                                   (2.4)        --             --              --        (2.4)
                                                                   -------      -----         ------       ---------     -------
Net cash provided by financing activities:                            54.2         --           41.2              --        95.4
                                                                   -------      -----         ------       ---------     -------

Effect of exchange rate changes on cash & cash equivalents              --         --           (0.3)             --        (0.3)

Decrease in cash & cash equivalents                                   (4.4)        --          (10.9)             --       (15.3)

Cash and cash equivalents, beginning of period                         4.4         --           26.8              --        31.2
                                                                   -------      -----         ------       ---------     -------
Cash and cash equivalents, end of period                           $    --      $  --         $ 15.9       $      --     $  15.9
                                                                   =======      =====         ======       =========     =======